Exhibit 99.2

KAR Auction Services, Inc.
Q2 2015 Supplemental Financial Information
August 3, 2015

Second Quarter and YTD 2015 Highlights

Summary

•	12% revenue growth and 10% growth in Adjusted EBITDA and Adjusted Net Income

•	For the first six months of year, enhanced KAR’s product offerings and expanded global footprint via investment of $115.1 million

•	For the first six months of year, returned $98.6 million to shareholders via dividend and common stock repurchases

•	10% growth in Adjusted EPS to $0.46 and 13% growth in Operating Adjusted EPS to $0.51

•	Ended quarter with net debt / Adjusted EBITDA of 2.62X

ADESA

•	14% volume and revenue growth and 17% growth in Adjusted EBITDA

•	13% physical volume sold growth

•	0.5% expansion in Adjusted EBITDA margins to 25.5%

•	Announced development of ADESA Chicago; plan to commence operations in 2016

IAA

•	14% growth in volume

•	11% growth in revenue

•	8% growth in Adjusted EBITDA

•	Inventory increased approximately18% year over year

AFC

•	Achieved growth in volumes, revenue and Adjusted EBITDA of 13%, 8% and 3%, respectively

•	Amended U.S. and Canadian securitization facilities resulting in a $225 million increase in committed liquidity and extension of facilities’ maturity dates to June 2018

•	Managed receivables at June 30 were $1,476.9 million – an increase of 26% over June 30, 2014

KAR Auction Services, Inc.
EBITDA and Adjusted EBITDA Measures
EBITDA and Adjusted EBITDA Measures
EBITDA and Adjusted EBITDA as presented herein are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as substitutes for net income (loss) or any other performance measures derived in accordance with GAAP.
EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items of income and expense and expected incremental revenue and cost savings as described in our senior secured credit agreement covenant calculations. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal measures of performance used by our creditors. In addition, management uses EBITDA and Adjusted EBITDA to evaluate our performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the results as reported under GAAP. These measures may not be comparable to similarly titled measures reported by other companies.
The following tables reconcile EBITDA and Adjusted EBITDA to net income (loss) for the periods presented:

	Three Months Ended June 30, 2015
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$32.0	$24.6	$18.7	$(15.8)	$59.5
Add back:
Income taxes	17.5	14.6	11.5	(8.8)	34.8
Interest expense, net of interest income	0.2	--	5.5	16.1	21.8
Depreciation and amortization	21.3	19.4	7.7	3.4	51.8
Intercompany interest	12.6	9.4	(5.2)	(16.8)	--
EBITDA	83.6	68.0	38.2	(21.9)	167.9
Adjustments per the Credit Agreement	4.5	0.6	(3.3)	0.3	2.1
Adjusted EBITDA	$88.1	$68.6	$34.9	$(21.6)	$170.0

	Three Months Ended June 30, 2014
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$24.4	$21.5	$18.8	$(13.9)	$50.8
Add back:
Income taxes	13.4	13.1	11.7	(8.1)	30.1
Interest expense, net of interest income	0.1	0.1	4.6	16.0	20.8
Depreciation and amortization	19.8	18.7	7.5	2.3	48.3
Intercompany interest	12.5	9.5	(6.5)	(15.5)	--
EBITDA	70.2	62.9	36.1	(19.2)	150.0
Adjustments per the Credit Agreement	5.3	0.9	(2.3)	0.2	4.1
Adjusted EBITDA	$75.5	$63.8	$33.8	$(19.0)	$154.1

	Six Months Ended June 30, 2015
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$54.5	$49.6	$39.7	$(29.8)	$114.0
Add back:
Income taxes	32.4	29.9	24.3	(17.2)	69.4
Interest expense, net of interest income	0.3	--	10.6	31.8	42.7
Depreciation and amortization	41.5	39.0	15.5	6.7	102.7
Intercompany interest	25.4	18.8	(9.5)	(34.7)	--
EBITDA	154.1	137.3	80.6	(43.2)	328.8
Adjustments per the Credit Agreement	11.0	0.3	(7.9)	--	3.4
Adjusted EBITDA	$165.1	$137.6	$72.7	$(43.2)	$332.2

	Six Months Ended June 30, 2014
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$40.2	$42.1	$36.7	$(47.5)	$71.5
Add back:
Income taxes	22.3	25.0	22.6	(30.0)	39.9
Interest expense, net of interest income	0.4	0.2	9.1	35.2	44.9
Depreciation and amortization	39.3	37.5	15.0	4.6	96.4
Intercompany interest	24.8	18.9	(11.8)	(31.9)	--
EBITDA	127.0	123.7	71.6	(69.6)	252.7
Adjustments per the Credit Agreement	15.2	4.4	(3.0)	31.9	48.5
Adjusted EBITDA	$142.2	$128.1	$68.6	$(37.7)	$301.2

Certain of our loan covenant calculations utilize financial results for the most recent four consecutive fiscal quarters. The following table reconciles EBITDA and Adjusted EBITDA to net income for the periods presented:

	Three Months Ended				Twelve Months Ended
(Dollars in millions), (Unaudited)	September 30, 2014	December 31, 2014	March 31, 2015	June 30, 2015	June 30, 2015

Net income (loss)	$47.5	$50.3	$54.5	$59.5	$211.8
Add back:
Income taxes	28.4	27.4	34.6	34.8	125.2
Interest expense, net of interest income	20.2	20.8	20.9	21.8	83.7
Depreciation and amortization	48.9	51.3	50.9	51.8	202.9
EBITDA	145.0	149.8	160.9	167.9	623.6
Other adjustments per the Credit Agreement	1.0	0.6	0.9	2.0	4.5
Non-cash charges	6.8	2.0	4.3	4.3	17.4
AFC interest expense	(3.7)	(3.9)	(3.9)	(4.2)	(15.7)
Adjusted EBITDA	$149.1	$148.5	$162.2	$170.0	$629.8

Segment Results
ADESA Results

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions)	2015	2014	2015	2014
ADESA revenue	$345.0	$301.8	$673.0	$599.9
Cost of services*	191.8	167.7	378.9	337.9
Gross profit*	153.2	134.1	294.1	262.0
Selling, general and administrative	67.5	62.7	136.0	132.6
Depreciation and amortization	21.3	19.8	41.5	39.3
Operating profit	$64.4	$51.6	$116.6	$90.1
EBITDA	$83.6	$70.2	$154.1	$127.0
Adjustments per the Credit Agreement	4.5	5.3	11.0	15.2
Adjusted EBITDA	$88.1	$75.5	$165.1	$142.2
* Exclusive of depreciation and amortization

Overview of ADESA Results for the Three Months Ended June 30, 2015 and 2014
Revenue
Revenue from ADESA increased $43.2 million, or 14%, to $345.0 million for the three months ended June 30, 2015, compared with $301.8 million for the three months ended June 30, 2014. The increase in revenue was primarily a result of a 14% increase in the number of vehicles sold, as well as a slight increase in revenue per vehicle sold, which includes the impact of a decrease in revenues of $7.9 million due to fluctuations in the Canadian exchange rate.
The increase in volume sold was primarily attributable to an increase in institutional volume, including vehicles sold on our online only platform, as well as a 7% increase in dealer consignment units sold for the three months ended June 30, 2015 compared with the three months ended June 30, 2014. Online sales volume for ADESA represented approximately 40% of the total vehicles sold in the second quarter of 2015, compared with approximately 38% in the second quarter of 2014. "Online sales" includes the following: (i) selling vehicles directly from a dealership or other interim storage location (upstream selling); (ii) online solutions that offer vehicles for sale while in transit to auction locations (midstream selling); (iii) simultaneously broadcasting video and audio of the physical auctions to online bidders (LiveBlock®); and (iv) bulletin-board or real-time online auctions (DealerBlock®). Both the upstream and midstream selling represent online only sales, which represent over half of ADESA's online sales volume. ADESA sold approximately 154,000 and 132,000 vehicles through its online only offerings in the second quarter of 2015 and 2014, respectively, of which approximately 99,000 and 86,000 represented vehicle sales to grounding dealers in the second quarter of 2015 and 2014, respectively. For the three months ended June 30, 2015, dealer consignment vehicles represented approximately 51% of used vehicles sold at ADESA physical auction locations, compared with approximately 53% for the three months ended June 30, 2014. Vehicles sold at physical auction locations increased 13% in the second quarter of 2015, compared with the second quarter of 2014. The used vehicle conversion percentage at physical auction locations, calculated as the number of vehicles sold as a percentage of the number of vehicles entered for sale at our ADESA auctions, decreased to 57.7% for the three months ended June 30, 2015, compared with 58.6% for the three months ended June 30, 2014.
Total revenue per vehicle sold of approximately $544 for the three months ended June 30, 2015 is comparable with total revenue per vehicle sold of approximately $543 for the three months ended June 30, 2014. Physical auction revenue per vehicle sold increased to $686 for the three months ended June 30, 2015, from $680 for the three months ended June 30, 2014. Physical auction revenue per vehicle sold includes revenue from seller and buyer auction fees and ancillary and other related services, which includes non-auction services. The increase in physical auction revenue per vehicle sold was primarily attributable to an increase in ancillary and other related services revenue. Online only auction revenue per vehicle sold was approximately $99 for both the three months ended June 30, 2015 and the three months ended June 30, 2014.
Gross Profit
For the three months ended June 30, 2015, gross profit for ADESA increased $19.1 million, or 14%, to $153.2 million, compared with $134.1 million for the three months ended June 30, 2014. Gross profit for ADESA was 44.4% of revenue for the three months ended June 30, 2015 and 2014. The increase in gross profit for the three months ended June 30, 2015, compared with the three months ended June 30, 2014, was primarily the result of the increase in vehicles sold.
Selling, General and Administrative
Selling, general and administrative expenses for the ADESA segment increased $4.8 million, or 8%, to $67.5 million for the three months ended June 30, 2015, compared with $62.7 million for the three months ended June 30, 2014, primarily due to increases in compensation and incentive compensation-based expense of $2.5 million, selling, general and administrative expenses associated with acquisitions of $1.6 million, professional fees of $1.4 million and marketing expenses of $0.9 million, partially offset by a decrease in stock-based compensation expense of $1.4 million and fluctuations in the Canadian exchange rate of $1.3 million.
Overview of ADESA Results for the Six Months Ended June 30, 2015 and 2014
Revenue
Revenue from ADESA increased $73.1 million, or 12%, to $673.0 million for the six months ended June 30, 2015, compared with $599.9 million for the six months ended June 30, 2014. The increase in revenue was primarily a result of an 11% increase in the number of vehicles sold, as well as a 1% increase in revenue per vehicle sold, which includes the impact of a decrease in revenues of $14.0 million due to fluctuations in the Canadian exchange rate.
The increase in volume sold was primarily attributable to an increase in institutional volume, including vehicles sold on our online only platform, as well as a 4% increase in dealer consignment units sold for the six months ended June 30, 2015 compared with the six months ended June 30, 2014. Online sales volume for ADESA represented approximately 40% of the total vehicles sold in the first six months of 2015, compared with approximately 39% in the first six months of 2014. "Online sales" includes the following: (i) selling vehicles directly from a dealership or other interim storage location (upstream selling); (ii) online solutions that offer vehicles for sale while in transit to auction locations (midstream selling); (iii) simultaneously broadcasting video and audio of the physical auctions to online bidders (LiveBlock®); and (iv) bulletin-board or real-time online auctions (DealerBlock®). Both the upstream and midstream selling represent online only sales, which represent over half of ADESA's online sales volume. ADESA sold approximately 294,000 and 260,000 vehicles through its online only offerings in the first six months of 2015 and 2014, respectively, of which approximately 183,000 and 160,000 represented vehicle sales to grounding dealers in the first six months of 2015 and 2014, respectively. For the six months ended June 30, 2015, dealer consignment vehicles represented approximately 49% of used vehicles sold at ADESA physical auction locations, compared with approximately 52% for the six months ended June 30, 2014. Vehicles sold at physical auction locations increased 10% in the first six months of 2015, compared with the first six months of 2014. The used vehicle conversion percentage at physical auction locations, calculated as the number of vehicles sold as a percentage of the number of vehicles entered for sale at our ADESA auctions, decreased to 60.1% for the six months ended June 30, 2015, compared with 61.0% for the six months ended June 30, 2014.
Total revenue per vehicle sold increased 1% to approximately $545 for the six months ended June 30, 2015, compared with approximately $539 for the six months ended June 30, 2014. Physical auction revenue per vehicle sold increased $12, or 2%, to $684 for the six months ended June 30, 2015, compared with $672 for the six months ended June 30, 2014. Physical auction revenue per vehicle sold includes revenue from seller and buyer auction fees and ancillary and other related services, which includes non-auction services. The increase in physical auction revenue per vehicle sold was primarily attributable to an increase in ancillary and other related services revenue. Online only auction revenue per vehicle sold decreased $4 to $103 for the six months ended June 30, 2015, compared with $107 for the six months ended June 30, 2014. The decrease in online only auction revenue per vehicle sold was attributable to a decline in fees per car sold, primarily due to an increase in the number of cars sold in closed private label sales, which includes sales to grounding dealers. The revenue per vehicle sold in a closed private label sale is lower than the revenue per vehicle sold in an open online only auction.
Gross Profit
For the six months ended June 30, 2015, gross profit for ADESA increased $32.1 million, or 12%, to $294.1 million, compared with $262.0 million for the six months ended June 30, 2014. Gross profit for ADESA was 43.7% of revenue for the six months ended June 30, 2015 and 2014. The increase in gross profit for the six months ended June 30, 2015, compared with the six months ended June 30, 2014, was primarily the result of the increase in vehicles sold.
Selling, General and Administrative
Selling, general and administrative expenses for the ADESA segment increased $3.4 million, or 3%, to $136.0 million for the six months ended June 30, 2015, compared with $132.6 million for the six months ended June 30, 2014, primarily due to increases in compensation expense of $3.9 million, acquisition-related professional fees of $1.6 million, marketing expenses of $1.6 million, selling, general and administrative expenses associated with acquisitions of $1.6 million, incentive-based compensation expense of $1.2 million, travel expenses of $0.9 million, other professional fees of $0.9 million, as well as the write-off of certain assets of $0.9 million and an increase in supply expenses of $0.8 million, partially offset by a decrease in stock-based compensation expense of $7.4 million and fluctuations in the Canadian exchange rate of $2.8 million.

IAA Results

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions)	2015	2014	2015	2014
IAA revenue	$248.6	$223.8	$486.6	$448.8
Cost of services*	155.1	137.0	301.7	274.9
Gross profit*	93.5	86.8	184.9	173.9
Selling, general and administrative	24.9	23.9	47.0	50.1
Depreciation and amortization	19.4	18.7	39.0	37.5
Operating profit	$49.2	$44.2	$98.9	$86.3
EBITDA	$68.0	$62.9	$137.3	$123.7
Adjustments per the Credit Agreement	0.6	0.9	0.3	4.4
Adjusted EBITDA	$68.6	$63.8	$137.6	$128.1
* Exclusive of depreciation and amortization
Overview of IAA Results for the Three Months Ended June 30, 2015 and 2014
Revenue
Revenue from IAA increased $24.8 million, or 11%, to $248.6 million for the three months ended June 30, 2015, compared with $223.8 million for the three months ended June 30, 2014. The increase in revenue was a result of an increase in vehicles sold of approximately 14% for the three months ended June 30, 2015, partially offset by a 3% decrease in revenue per vehicle sold, which includes the impact of a decrease in revenues of $2.4 million due to fluctuations in the Canadian exchange rate. Revenue per vehicle sold was also negatively impacted by lower average auction prices and a decrease in scrap prices. IAA's total loss vehicle inventory has increased approximately 18% at June 30, 2015, as compared to June 30, 2014. Vehicles sold under purchase agreements were approximately 7% of total salvage vehicles sold for the three months ended June 30, 2015, compared with approximately 6% for the three months ended June 30, 2014. Online sales volumes for IAA for the three months ended June 30, 2015 and 2014 represented over half of the total vehicles sold by IAA.

Gross Profit
For the three months ended June 30, 2015, gross profit at IAA increased to $93.5 million, or 37.6% of revenue, compared with $86.8 million, or 38.8% of revenue, for the three months ended June 30, 2014. The increase in gross profit was mainly attributable to an 11% increase in revenue, partially offset by a 13% increase in cost of services related to an increase in branch costs related to volume growth. In addition, the reduction in gross profit on purchase contract vehicles accounted for a 0.6% decrease in IAA's gross profit margin percentage for the three months ended June 30, 2015.
For the three months ended June 30, 2015, HBC Vehicle Services had revenue of approximately $4.3 million and cost of services of approximately $3.9 million. HBC accounted for a 0.5% decrease in IAA's gross profit margin percentage for the three months ended June 30, 2015.
Selling, General and Administrative
Selling, general and administrative expenses at IAA increased $1.0 million, or 4%, to $24.9 million for the three months ended June 30, 2015, compared with $23.9 million for the three months ended June 30, 2014. The increase in selling, general and administrative expenses was primarily attributable to increases in telecom costs of $0.9 million and professional fees of $0.8 million, partially offset by a decrease in stock-based compensation expense of $0.8 million.
Overview of IAA Results for the Six Months Ended June 30, 2015 and 2014
Revenue
Revenue from IAA increased $37.8 million, or 8%, to $486.6 million for the six months ended June 30, 2015, compared with $448.8 million for the six months ended June 30, 2014. The increase in revenue was a result of an increase in vehicles sold of approximately 11% for the six months ended June 30, 2015, partially offset by a 3% decrease in revenue per vehicle sold, which includes the impact of a decrease in revenues of $4.6 million due to fluctuations in the Canadian exchange rate. Revenue per vehicle sold was also negatively impacted by lower average auction prices and a decrease in scrap prices. Vehicles sold under purchase agreements were approximately 7% of total salvage vehicles sold for the six months ended June 30, 2015, compared with approximately 6% for the six months ended June 30, 2014. Online sales volumes for IAA for the six months ended June 30, 2015 and 2014 represented over half of the total vehicles sold by IAA.
Gross Profit
For the six months ended June 30, 2015, gross profit at IAA increased to $184.9 million, or 38.0% of revenue, compared with $173.9 million, or 38.7% of revenue, for the six months ended June 30, 2014. The increase in gross profit was mainly attributable to an 8% increase in revenue, partially offset by a 10% increase in cost of services related to an increase in branch costs related to volume growth. In addition, the reduction in gross profit on purchase contract vehicles accounted for a 0.5% decrease in IAA's gross profit margin percentage for the six months ended June 30, 2015.
For the six months ended June 30, 2015, HBC Vehicle Services had revenue of approximately $4.3 million and cost of services of approximately $3.9 million. HBC accounted for a 0.3% decrease in IAA's gross profit margin percentage for the six months ended June 30, 2015.
Selling, General and Administrative
Selling, general and administrative expenses at IAA decreased $3.1 million, or 6%, to $47.0 million for the six months ended June 30, 2015, compared with $50.1 million for the six months ended June 30, 2014. The decrease in selling, general and administrative expenses was primarily attributable to a decrease in stock-based compensation and incentive-based compensation expense of $4.7 million, as well as non-income based taxes of $0.7 million, partially offset by an increase in telecom costs of $1.9 million and professional fees of $0.7 million.

AFC Results

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions except volumes and per loan amounts)	2015	2014	2015	2014
AFC revenue	$64.7	$60.0	$131.1	$120.7
Cost of services*	19.6	17.4	38.0	33.8
Gross profit*	45.1	42.6	93.1	86.9
Selling, general and administrative	6.9	6.5	14.0	15.3
Depreciation and amortization	7.7	7.5	15.5	15.0
Operating profit	$30.5	$28.6	$63.6	$56.6
EBITDA	$38.2	$36.1	$80.6	$71.6
Adjustments per the Credit Agreement	(3.3)	(2.3)	(7.9)	(3.0)
Adjusted EBITDA	$34.9	$33.8	$72.7	$68.6

Loan transactions	381,675	337,146	793,357	712,361
Revenue per loan transaction, excluding “Other service revenue”	$151	$159	$148	$153
* Exclusive of depreciation and amortization
Overview of AFC Results for the Three Months Ended June 30, 2015 and 2014
Revenue
For the three months ended June 30, 2015, AFC revenue increased $4.7 million, or 8%, to $64.7 million, compared with $60.0 million for the three months ended June 30, 2014. The increase in revenue was the result of a 13% increase in loan transactions and an increase of 9% in "Other service revenue" generated by PWI, for the three months ended June 30, 2015, compared with the same period in 2014, partially offset by a 5% decrease in revenue per loan transaction for the three months ended June 30, 2015. In addition, managed receivables increased to $1,476.9 million at June 30, 2015 from $1,170.3 million at June 30, 2014.
Revenue per loan transaction, which includes both loans paid off and loans curtailed, decreased $8, or 5%, primarily as a result of a decrease in fee income, an increase in the provision for credit losses, as well as fluctuations in the Canadian exchange rate, partially offset by increases in average loan values, average portfolio duration and other revenue. Revenue per loan transaction excludes "Other service revenue."
Gross Profit
For the three months ended June 30, 2015, gross profit for the AFC segment increased $2.5 million, or 6%, to $45.1 million, or 69.7% of revenue, compared with $42.6 million, or 71.0% of revenue, for the three months ended June 30, 2014, primarily as a result of an 8% increase in revenue, partially offset by a 13% increase in cost of services. The floorplan lending business gross profit margin percentage decreased from 77.7% to 76.7% as a result of lower revenue per loan transaction and increased compensation expense. The gross profit margin percentage in the warranty service contract business decreased from 15.0% to 12.1% as a result of an increased rate of service contract claims and costs associated with the expansion of the warranty service contract business into new markets.
Selling, General and Administrative
Selling, general and administrative expenses at AFC increased $0.4 million, or 6%, to $6.9 million for the three months ended June 30, 2015, compared with $6.5 million for the three months ended June 30, 2014. The increase was primarily attributable to increases in expenses associated with PWI and compensation expense, partially offset by a decrease in stock-based compensation expense.

Overview of AFC Results for the Six Months Ended June 30, 2015 and 2014
Revenue
For the six months ended June 30, 2015, AFC revenue increased $10.4 million, or 9%, to $131.1 million, compared with $120.7 million for the six months ended June 30, 2014. The increase in revenue was the result of an 11% increase in loan transactions and an increase of 14% in "Other service revenue" generated by PWI for the six months ended June 30, 2015, compared with the same period in 2014, partially offset by a 3% decrease in revenue per loan transaction for the six months ended June 30, 2015. In addition, managed receivables increased to $1,476.9 million at June 30, 2015 from $1,170.3 million at June 30, 2014.
Revenue per loan transaction, which includes both loans paid off and loans curtailed, decreased $5, or 3%, primarily as a result of a decrease in fee income, fluctuations in the Canadian exchange rate, as well as an increase in the provision for credit losses, partially offset by increases in average loan values, other revenue and average portfolio duration. Revenue per loan transaction excludes "Other service revenue."
Gross Profit
For the six months ended June 30, 2015, gross profit for the AFC segment increased $6.2 million, or 7%, to $93.1 million, or 71.0% of revenue, compared with $86.9 million, or 72.0% of revenue, for the six months ended June 30, 2014, primarily as a result of a 9% increase in revenue, partially offset by a 12% increase in cost of services. The floorplan lending business gross profit margin percentage decreased from 78.5% to 77.6% as a result of lower revenue per loan transaction and increased compensation expense. The gross profit margin percentage in the warranty service contract business increased from 12.4% to 15.0% as a result of increased revenue growth and a decreased rate of service contract claims.
Selling, General and Administrative
Selling, general and administrative expenses at AFC decreased $1.3 million, or 8%, to $14.0 million for the six months ended June 30, 2015, compared with $15.3 million for the six months ended June 30, 2014. The decrease was primarily attributable to a decrease in stock-based compensation expense of $2.2 million, partially offset by an increase in compensation expense.

LIQUIDITY AND CAPITAL RESOURCES
The company believes that the significant indicators of liquidity for its business are cash on hand, cash flow from operations, working capital and amounts available under its credit facility. The company’s principal sources of liquidity consist of cash generated by operations and borrowings under its revolving credit facility.

(Dollars in millions)	June 30, 2015	December 31, 2014	June 30, 2014
Cash and cash equivalents	$204.8	$152.9	$285.3
Restricted cash	16.4	17.0	16.0
Working capital	405.4	484.3	449.5
Amounts available under credit facility*	250.0	250.0	250.0
Cash flow from operations	200.5		231.4

*KAR Auction Services, Inc. has a $250 million revolving line of credit as part of the company’s Credit Agreement, which was undrawn as of June 30, 2015. There were related outstanding letters of credit totaling approximately $28.6 million, $25.1 million and $26.4 million at June 30, 2015, December 31, 2014 and June 30, 2014, respectively, which reduced the amount available for borrowings under the credit facility.

We regularly evaluate alternatives for our capital structure and liquidity given our expected cash flows, growth and operating capital requirements as well as capital market conditions. For the six months ended June 30, 2015, the Company used cash of $64.2 million to purchase property, plant, equipment and computer software.

Summary of Cash Flows

	Six Months Ended June 30,
(Dollars in millions)	2015	2014
Net cash provided by (used by):
Operating activities	$200.5	$231.4
Investing activities	(296.8)	(114.5)
Financing activities	155.4	(23.1)
Effect of exchange rate on cash	(7.2)	(0.1)
Net increase in cash and cash equivalents	$51.9	$93.7
Cash flow from operating activities was $200.5 million for the six months ended June 30, 2015, compared with $231.4 million for the six months ended June 30, 2014. The decrease in operating cash flow was primarily attributable to changes in operating assets and liabilities as a result of the timing of collections and the disbursement of funds to consignors for auctions held near period-ends, as well as a net decrease in non-cash adjustments to net income, partially offset by increased profitability.
Net cash used by investing activities was $296.8 million for the six months ended June 30, 2015, compared with $114.5 million for the six months ended June 30, 2014. The increase in net cash used by investing activities was primarily attributable to:

•	an increase in cash used for acquisitions of approximately $114.6 million;

•	an increase in the additional finance receivables held for investment of approximately $48.6 million; and

•	an increase in capital expenditures of approximately $16.9 million.
Net cash provided by financing activities was $155.4 million for the six months ended June 30, 2015, compared with net cash used by financing activities of $23.1 million for the six months ended June 30, 2014. The increase in net cash from financing activities was primarily attributable to:

•
a larger increase in obligations collateralized by finance receivables of approximately $207.0 million, in part related to the amendment of the securitization agreement, including the reduction of the overcollateralization requirement;

partially offset by:

•	a $22.1 million increase in cash used for the repurchase and retirement of common stock; and

•	a $6.9 million increase in dividends paid to stockholders for the six months ended June 30, 2015, compared with the same period in 2014.

Acquisitions
The aggregate purchase price for the businesses acquired in the first six months of 2015, net of cash acquired, was approximately $124.7 million, which includes estimated contingent payments with a fair value of $9.6 million. The maximum amount of undiscounted contingent payments related to these acquisitions could approximate $18.0 million. The purchase price for the acquired businesses was allocated to acquired assets and liabilities based upon fair values, including $32.0 million to intangible assets, representing the fair value of acquired customer relationships, tradenames and software, which are being amortized over their expected useful lives. The purchase accounting associated with these acquisitions is preliminary, subject to determination of working capital adjustments and final valuation results. The Company does not expect adjustments to the purchase accounting will be material. The acquisitions resulted in aggregate goodwill of $90.0 million. The goodwill is recorded in the ADESA Auctions and IAA reportable segments. The financial impact of these acquisitions, including pro forma financial results, was immaterial to the Company’s consolidated results.

Revenue and Adjusted EBITDA of the entities acquired in the first six months of 2015 was approximately $110 million and approximately $15 million, respectively, for the last twelve months prior to acquisition. We expect these acquisitions to contribute approximately $5 million to $10 million of Adjusted EBITDA in 2015 and approximately $20 million to $25 million of Adjusted EBITDA after the businesses are fully integrated.

Operating Adjusted Net Income and Operating Adjusted Net Income Per Share
Depreciation expense for property and equipment and amortization expense of capitalized internally developed software costs relate to ongoing capital expenditures; however, amortization expense associated with acquired intangible assets, such as customer relationships, software, tradenames and noncompete agreements are not representative of ongoing capital expenditures, but have a continuing effect on our reported results. Non-GAAP financial measures of operating adjusted net income and operating adjusted net income per share, in the opinion of the company, provide comparability to other companies that may not have incurred these types of non-cash expenses or that report a similar measure. In addition, net income and net income per share have been adjusted for certain other charges, as seen in the following reconciliation.

The following table reconciles operating adjusted net income and operating adjusted net income per share to net income and net income per share for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share amounts)	2015	2014	2015	2014

Net income	$59.5	$50.8	$114.0	$71.5
Acquired amortization expense, net of tax (1)	13.8	13.4	26.7	27.4
Loss on extinguishment of debt, net of tax (2)	--	--	--	19.4
Operating adjusted net income	$73.3	$64.2	$140.7	$118.3

Net income per share – diluted	$0.41	$0.36	$0.79	$0.51
Acquired amortization expense, net of tax	0.10	0.09	0.19	0.19
Loss on extinguishment of debt, net of tax	--	--	--	0.14
Operating adjusted net income per share – diluted	$0.51	$0.45	$0.98	$0.84

Weighted average diluted shares	144.1	141.8	144.0	141.2

(1)
Acquired amortization expense was $21.8 million ($13.8 million net of tax) and $21.3 million ($13.4 million net of tax) for the three months ended June 30, 2015 and 2014, respectively. For the six months ended June 30, 2015 and 2014 acquired amortization expense was $42.9 million ($26.7 million net of tax) and $42.7 million ($27.4 million net of tax), respectively.

(2)	We incurred a loss on the extinguishment of debt totaling $30.3 million ($19.4 million net of tax) for the six months ended June 30, 2014.

Non-GAAP Financial Measures
The company provides historical and forward-looking non-GAAP measures called EBITDA, Adjusted EBITDA, free cash flow, adjusted net income, adjusted net income per share, operating adjusted net income and operating adjusted net income per share. Management believes that these measures provide investors additional meaningful methods to evaluate certain aspects of the company’s results period over period and for the other reasons set forth previously.
Earnings guidance also does not contemplate future items such as business development activities, strategic developments (such as restructurings or dispositions of assets or investments), significant expenses related to litigation and changes in applicable laws and regulations (including significant accounting and tax matters). The timing and amounts of these items are highly variable, difficult to predict, and of a potential size that could have a substantial impact on the company’s reported results for any given period. Prospective quantification of these items is generally not practicable. Forward-looking non-GAAP guidance excludes increased depreciation and amortization expense that resulted from the 2007 revaluation of the company’s assets, as well as one-time charges, net of taxes.